                       EXHIBIT 2.13 - Agreement and Plan of Reorganization by
                                      and among U.S.A. Floral Products, Inc., UF
                                      Acquisition Corp., Ultraflora Corporation and the Stockholders named therein made effective as of January 16, 1998.







                     AGREEMENT AND PLAN OF REORGANIZATION

                                 By and Among

                        U.S.A. Floral Products, Inc.,

                            UF Acquisition Corp.,

                            UltraFlora Corporation

                                     and

                        The Stockholders Named Therein

                    made effective as of January 16, 1998

                               Table of Contents
                                                                            Page
                                                                            ----

1.  THE MERGER...............................................................  1
        1.1  The Merger......................................................  1
        1.2  Articles of Incorporation; Bylaws; Directors and Officers.......  1
        1.3  Effects of the Merger...........................................  2

2.  CONVERSION AND EXCHANGE OF STOCK.........................................  2
        2.1  Manner of Conversion............................................  2
        2.2  Merger Consideration............................................  3
        2.3  Exchange of Certificates and Payment of Cash....................  4

3.  POST CLOSING ADJUSTMENT; PLEDGED ASSETS..................................  6
        3.1  Post-Closing Adjustment.........................................  6
        3.2  Pledged Assets..................................................  8
        3.3  Stockholders' Representative.................................... 10

4.  CLOSING.................................................................. 10
        4.1  Location and Date............................................... 10
        4.2  Effect.......................................................... 11

5.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS....... 11
        5.1  Due Organization................................................ 11
        5.2  Authorization; Validity  ....................................... 11
        5.3  No Conflicts.................................................... 12
        5.4  Capital Stock of the Company.................................... 12
        5.5  Transactions in Capital Stock .................................. 12
        5.6  Subsidiaries, Stock and Notes................................... 12
        5.7  Predecessor Status.............................................. 12
        5.8  Absence of Claims Against the Company........................... 12
        5.9  Company Financial Conditions.................................... 14
       5.10  Financial Statements............................................ 14
       5.11  Liabilities and Obligations..................................... 14
       5.12  Accounts and Notes Receivable................................... 15
       5.13  Books and Records............................................... 16
       5.14  Permits......................................................... 16
       5.15  Real Property................................................... 16
       5.16  Personal Property............................................... 19
       5.17  Intellectual Property..........................................  19
       5.18  Material Contracts and Commitments.............................. 21
       5.19  Government Contracts............................................ 22

       5.20  Insurance....................................................... 23
       5.21  Labor and Employment Matters.................................... 23
       5.22  Employee Benefit Plans.......................................... 24
       5.23  Conformity with Law; Litigation................................. 26
       5.24  Taxes........................................................... 27
       5.25  Absence of Changes.............................................. 29
       5.26  Deposit Accounts; Powers of Attorney............................ 30
       5.27  Environmental Matters........................................... 31
       5.28  Relations with Governments...................................... 32
       5.29  Disclosure...................................................... 32
       5.30  USFloral Prospectus; Securities Representations................. 32
       5.31  Affiliates...................................................... 33
       5.32  Location of Chief Executive Offices............................. 33
       5.33  Location of Equipment and Inventory............................. 33

6.  REPRESENTATIONS OF USFLORAL AND NEWCO.................................... 33
       6.1   Due Organization................................................ 34
       6.2   USFloral Common Stock........................................... 34
       6.3   Authorization; Validity of Obligations.......................... 34
       6.4   No Conflicts.................................................... 34
       6.5   Capitalization of USFloral and Ownership of
             USFloral Stock.................................................. 35
       6.6   Assets and Liabilities of Newco; Charges of Newco............... 35

7.  COVENANTS................................................................ 35
       7.1  Tax Matters...................................................... 35
       7.2  Accounts Receivable.............................................. 37
       7.3  [Intentionally Omitted.]......................................... 37
       7.4  Related Party Agreements......................................... 37
       7.5  Cooperation...................................................... 37
       7.6  Conduct of Business Pending Closing.............................. 38
       7.7  Access to Information............................................ 39
       7.8  Prohibited Activities............................................ 39
       7.9  Notice to Bargaining Agents...................................... 41
       7.10 Sales of USFloral Common Stock................................... 42
       7.11 USFloral Stock Options........................................... 43

8.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF USFLORAL AND NEWCO............ 43
       8.1  Representations and Warranties; Performance of Obligations....... 43
       8.2  No Litigation.................................................... 43
       8.3  No Material Adverse Change....................................... 44
       8.4  Consents and Approvals........................................... 44
       8.5  Opinion of Counsel............................................... 44

      8.6   Charter Documents................................................ 44
      8.7   Quarterly Financial Statements................................... 44
      8.8   Due Diligence Review............................................. 44
      8.9   Delivery of Closing Financial Certificate........................ 44
      8.10  [Intentionally Omitted.]......................................... 45
      8.11  Employment Agreements............................................ 45
      8.12  [Intentionally Omitted.]......................................... 45
      8.13  Stockholders' Release............................................ 45

9.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND THE
    STOCKHOLDERS............................................................. 45
      9.1   Representations and Warranties; Performance of Obligations....... 45
      9.2   No Litigation.................................................... 46
      9.3   Consents and Approvals........................................... 46
      9.4   Employment Agreement............................................. 46
      9.5   Charter Documents................................................ 46

10. INDEMNIFICATION.......................................................... 46
      10.1  General Indemnification by the Stockholders...................... 46
      10.2  Limitation and Expiration........................................ 47
      10.3  Indemnification Procedures....................................... 48
      10.4  Survival of Representations, Warranties and Covenants............ 50
      10.5  Remedies Cumulative.............................................. 50
      10.6  Right to Set Off................................................. 51

11. NONCOMPETITION........................................................... 51
      11.1  Prohibited Activities............................................ 51
      11.2  Damages.......................................................... 52
      11.3  Reasonable Restraint............................................. 52
      11.4  Severability; Reformation........................................ 52
      11.5  Independent Covenant............................................. 52
      11.6  Materiality...................................................... 53

12. NONDISCLOSURE OF CONFIDENTIAL INFORMATION................................ 53
      12.1  Stockholders..................................................... 53
      12.2  USFloral......................................................... 53
      12.3  Damages.......................................................... 53

13. GENERAL.................................................................. 54
      13.1  Termination...................................................... 54
      13.2  Effect of Termination............................................ 54
      13.3  Successors and Assigns........................................... 55
      13.4  Entire Agreement; Amendment; Waiver.............................. 55

      13.5  Counterparts..................................................... 55
      13.6  Brokers and Agents............................................... 55
      13.7  Expenses......................................................... 55
      13.8  Specific Performance; Remedies................................... 55
      13.9  Notices.......................................................... 56
      13.10 Governing Law.................................................... 57
      13.11 Severability..................................................... 57
      13.12 Absence of Third Party Beneficiary Rights........................ 57
      13.13 Further Representations.......................................... 57
      13.14 Accounting Terms................................................. 57

                     AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into this 16th day of January, 1998, by and among U.S.A. Floral Products, Inc., a Delaware corporation ("USFloral"), UF Acquisition Corp., a Florida corporation and a newly-formed, wholly-owned subsidiary of USFloral ("Newco"), UltraFlora Corporation, a Florida corporation (the "Company"), Fernando Fonseca, Alvaro McAllister, Flores Las Mercedes, S.A., a Panamanian corporation, and Seacross Trading, Inc., a British Virgin Islands corporation (each a "Stockholder" and collectively, the "Stockholders"), who directly or indirectly own all the shares of the Company.

                                  BACKGROUND

         WHEREAS, the respective Boards of Directors of Newco and the Company (which together are sometimes referred to as the "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that Newco merge with and into the Company (the "Merger") pursuant to this Agreement, the Plan of Merger (defined below) and the applicable provisions of the laws of the State of Florida.

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 4.2), Newco shall be merged with and into the Company pursuant to this Agreement and a Plan of Merger (the "Plan of Merger") substantially in the form attached as
Schedule 1.1 hereto, and the separate corporate existence of Newco shall cease. The Company, as it exists from and after the Effective Time, is sometimes referred to as the "Surviving Corporation."

         1.2 Articles of Incorporation; Bylaws; Directors and Officers. At the Effective Time:

             (a) The Articles of Incorporation of the Surviving Corporation from and after the Effective Time shall be the Articles of Incorporation of Newco in effect immediately prior to the Effective Time, until thereafter amended in accordance with the provisions therein and as provided by the Florida Business Corporation Act.

             (b) The Bylaws of the Surviving Corporation from and after the Effective Time shall be the Bylaws of Newco in effect immediately prior to the Effective Time, until thereafter amended in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by the Florida Business Corporation Act.

             (c) The initial director of the Surviving Corporation shall be Robert J. Poirier until his successor is elected and qualified, and the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, with the addition of Robert J. Poirier as Assistant Secretary of the Surviving Corporation, in each case until their successors are duly elected and qualified.

         1.3 Effects of the Merger. The Merger shall have the effects provided therefor by the Florida Business Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to the Company or Newco shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation, as they were of the Company and Newco, and (ii) all debts, liabilities, duties and obligations of the Company and Newco, shall become the debts, liabilities and duties of the Surviving Corporation and the Surviving Corporation shall thenceforth be responsible and liable for all the debts, liabilities, duties and obligations of the Company and Newco, subject to the provisions of this Agreement, and neither the rights of creditors nor any liens upon the property of the Company or Newco shall be impaired by the Merger, and may be enforced against the Surviving Corporation.

2.       CONVERSION AND EXCHANGE OF STOCK

         2.1 Manner of Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of USFloral, Newco, the Company or any Stockholder, the shares of capital stock of each of the Constituent Corporations shall be converted as follows:

             (a) Capital Stock of Newco. Each issued and outstanding share of capital stock of Newco shall continue to be issued and outstanding and shall be converted into one share of validly issued, fully paid and non-assessable common stock of the Surviving Corporation. Each stock certificate of Newco evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

             (b) Cancellation of Certain Shares of Capital Stock of the Company. All shares of capital stock of the Company that are owned directly or indirectly by the Company shall be canceled and no stock of USFloral or other consideration shall be delivered in exchange therefor.

             (c) Conversion of Capital Stock of the Company. Subject to Sections 2.1(d), 2.2, 3.1 and 3.2, each issued and outstanding share of common stock of the Company, $1.00 par value per share ("Company Common Stock") (other than shares to be canceled pursuant to Section 2.1(b)), that is issued and outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive (i) an amount of cash equal to the cash portion of the Merger Consideration (as defined in Section 2.2) divided by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, (ii) that number of shares of USFloral common stock, $.001 par value ("USFloral Common Stock"), valued at the Merger Price (as defined in Section 2.2), that is equal in value to the USFloral Common Stock portion of the Merger Consideration divided by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time and (iii) that number of shares of USFloral Common Stock, valued at the Earn-Out Price (as defined in Section 2.2), that is equal in value to the Earn-Out Consideration (as defined in Section 2.2(a)) divided by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, all to be distributed to the Stockholders at the times set forth in Section 2.2(a) hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the consideration therefor upon the surrender of such certificate in accordance with
Section 2.3 of this Agreement.

             (d) Fractional Shares. No fractional shares of USFloral Common Stock shall be issued as part of the Closing Date Consideration or Earn-Out Consideration, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of USFloral Common Stock shall receive from USFloral an amount of cash equal to the Merger Price, as defined in Section 2.2(a), or the Earn-Out Price, as the case may be, multiplied by the fraction of a share of USFloral Common Stock to which such holder would otherwise be entitled. The fractional share interests of each Stockholder shall be aggregated, so that no Stockholder shall receive cash in an amount greater than the value of one full share of USFloral Common Stock.

         2.2 Merger Consideration.

             (a) For purposes of this Agreement, the "Merger Consideration" shall be $5.5 million plus the Earn-Out Consideration, adjusted pursuant to this
Section 2.2 and Section 3.1. Of the Merger Consideration, (i) $2.75 million shall be paid in cash at Closing in immediately available funds and (ii) $2.75 million shall be paid in shares of USFloral Common Stock at Closing valued at $16.842 per share (the "Merger Price") ((i) and (ii) together are sometimes referred to as the "Closing Date Consideration"). In addition, for each $1.00 by which the Company's earnings before interest and taxes ("EBIT") for the year ended December 31, 1997 (the "Target EBIT") exceeds $431,000 (as determined by Price Waterhouse LLP ("USFloral's Accountant")), USFloral shall pay to the Stockholders $6.00 (the "Earn-Out Consideration").

The Earn-Out Consideration shall be paid in USFloral Common Stock valued at the average of the closing price on the Nasdaq National Market per share of USFloral Common Stock for each trading day during the thirty calendar day period ending December 31, 1997 (the "Earn-Out Price"). The Earn-Out Consideration, if any, shall be paid within thirty days of the determination by USFloral's Accountant of the Company's Target EBIT. The Target EBIT will be calculated consistent with the policies and procedures used by USFloral's Accountant to calculate the Company's earnings before interest and taxes for the year ended December 31, 1996 ("1996 EBIT"). The shares of USFloral Common Stock to be issued (subject to adjustment as provided in this Section 2.2 and Section 3.1) as part of the Closing Date Consideration and the Earn-Out Consideration shall be registered under the Securities Act of 1933, as amended (the "1933 Act").

             (b) The Closing Date Consideration has been calculated based upon several factors set forth in this Agreement, including the assumption that the net worth of the Company, calculated in accordance with generally accepted accounting principles ("GAAP") consistently applied, is equal to or greater than $1.5 million (the "Net Worth Target") as of the Closing.

             (c)  If, on the Closing Financial Certificate (as defined in
Section 8.9), the Certified Closing Net Worth (as defined in Section 8.9) is less than the Net Worth Target, then the Merger Consideration to be delivered to the Stockholders may, at USFloral's election, be reduced either (i) at the Closing, or (ii) after completion of the Post-Closing Audit (as defined in Section 3.1(b)), by the difference between the Net Worth Target and the Certified Closing Net Worth set forth on the Closing Financial Certificate (which reduction shall be in USFloral Common Stock valued at the Merger Price).

             (d) The Earn-Out Consideration has been calculated based upon several factors set forth in this Agreement, including the assumption that the Company's 1998 earnings before interest and taxes for the six month period beginning January 1, 1998 and ending June 30, 1998 (the "1998 Earn-Out EBIT") will be no less than the Company's 1997 earnings before interest and taxes for the six month period beginning January 1, 1997 and ending June 30, 1997 (the "1997 Earn-Out EBIT"). If the 1998 Earn-Out EBIT is less than the 1997 Earn-Out EBIT, then the Earn-Out Consideration to be delivered to the Stockholders shall be reduced for $6.00 for each $1.00 by which 1998 Earn-Out EBIT is less than 1997 Earn-Out EBIT. Notwithstanding the foregoing, in no event shall the Earn-Out Consideration be reduced to an amount less than $2.4 million due to 1998 Earn-Out EBIT being less than 1997 Earn-Out EBIT. Any Earn-Out Consideration used to repay USFloral for any amount that 1998 Earn-Out EBIT is less than 1997 Earn-Out EBIT shall be valued at the Earn-Out Price for purposes of such repayment.

         2.3 Exchange of Certificates and Payment of Cash.

             (a) USFloral to Provide Cash and Common Stock. In exchange for the outstanding shares of Company Common Stock, USFloral shall cause to be made available to the Stockholders the Merger Consideration (including cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.2(d)), as adjusted pursuant to
Section 2.2 and Section 3.1. The certificates evidencing the USFloral Common Stock component of the Merger Consideration shall bear appropriate legends pursuant to the terms of this Agreement, and USFloral shall be entitled to issue appropriate stop transfer instructions to its transfer agent consistent with the terms of this Agreement.

             (b) Certificate Delivery Requirements. At the Effective Time, the Stockholders shall deliver to USFloral the certificates (the "Certificates") representing Company Common Stock, accompanied by blank stock powers duly executed by the Stockholders and with all necessary transfer tax and other revenue stamps, acquired at the Stockholders' expense, affixed and canceled. The Stockholders shall promptly cure any deficiencies with respect to the stock powers accompanying such Certificates. The Certificates so delivered shall forthwith be canceled.

             (c) No Further Ownership Rights in Capital Stock of the Company. All USFloral Common Stock and cash to be delivered (including USFloral Common Stock delivered pursuant to Section 3.2(b) but withheld) upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock, and following the Effective Time the Certificates shall have no further rights to, or ownership in, shares of capital stock of the Company. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.3.

             (d) Lost, Stolen or Destroyed Certificates. If any certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, then USFloral shall cause payment to be made in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however that USFloral may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against USFloral with respect to the certificates alleged to have been lost, stolen or destroyed.

             (e) No Liability. Notwithstanding anything to the contrary in this Section 2.3, none of the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

3.       POST CLOSING ADJUSTMENT; PLEDGED ASSETS

         3.1 Post-Closing Adjustment.

             (a) The Merger Consideration shall be subject to adjustment after the Closing Date as specified in this Section 3.1.

             (b) Within sixty (60) days following the Effective Time, USFloral shall cause USFloral's Accountant to audit the Surviving Company's books to determine the accuracy of the information set forth on the Closing Financial Certificate (the "Post-Closing Audit"). The parties acknowledge and agree that for purposes of determining the net worth of the Company as of the Closing Date, the value of the assets of the Company shall, except with the prior written consent of USFloral, be calculated as provided in the last paragraph of Section
8.9. The Stockholders shall cooperate and shall use their reasonable efforts to cause the officers and employees of the Company to cooperate with USFloral and USFloral's Accountant after the Closing Date in furnishing information, documents, evidence and other assistance to USFloral's Accountant to facilitate the completion of the Post-Closing Audit within the aforementioned time period. Without limiting the generality of the foregoing, within two weeks after the Closing the Stockholders shall provide USFloral's Accountant with the information and/or documents requested on the Post-Closing Audit Checklist set forth as Schedule 3.1 hereto. In the event that USFloral's Accountant determines that the actual net worth of the Company as of the Closing Date was less than the Certified Closing Net Worth, USFloral shall deliver a written notice (the "Financial Adjustment Notice") to the Stockholders' Representative, as defined in Section 3.3, setting forth (i) the determination made by USFloral's Accountant of the actual net worth of the Company (the "Actual Company Net Worth"), (ii) the amount of the Merger Consideration that would have been payable at Closing pursuant to Section 2.2(c) had the Actual Company Net Worth been reflected on the Closing Financial Certificate instead of the Certified Closing Net Worth, and (iii) the amount by which the number of shares issued as the Merger Consideration would have been reduced at Closing had the Actual Company Net Worth been used in the calculations pursuant to Section 2.2(c) (the "Merger Consideration Adjustment"). The Merger Consideration Adjustment shall take account of the reduction, if any, to the Merger Consideration already taken pursuant to Section 2.2(c)(i). The Company will not incur any liability in addition to the Merger Consideration Adjustment if the estimated net worth on the Closing Financial Certificate is less than the Actual Company Net Worth.

             (c) The Stockholders' Representative shall have thirty (30) days from the receipt of the Financial Adjustment Notice to notify USFloral if the Stockholders dispute such Financial Adjustment Notice. If USFloral has not received notice of such a dispute within such 30-day period, USFloral shall be entitled to receive from the Stockholders (which may, at USFloral's sole discretion, be from the Pledged Assets as defined in Section 3.2) the Merger Consideration Adjustment. If, however, the Stockholders' Representative has delivered notice of such a dispute to USFloral within such 30-day period, then Deloitte & Touche LLP ("Deloitte & Touche") will, unless otherwise agreed by the parties, review the Surviving Corporation's books, the Closing Financial Certificate and the Financial Adjustment Notice (and related information) to determine the amount, if any, of the Merger Consideration Adjustment. Deloitte & Touche shall be directed to consider only those agreements, contracts, commitments or other documents (or summaries thereof) that were either (i) delivered or made available to USFloral's Accountant in connection with the transactions contemplated hereby, or (ii) reviewed by USFloral's Accountant during the course of the Post-Closing Audit. Deloitte & Touche shall make its determination of the Merger Consideration Adjustment, if any, within forty-five (45) days of the date on which notice of a dispute is received from the Stockholders' Representative. The determination made by Deloitte & Touche shall be final and binding on the parties hereto, and upon such determination, USFloral shall be entitled to receive from the Stockholders (which may, at USFloral's sole discretion, be from the Pledged Assets as defined in Section 3.2) the Merger Consideration Adjustment, if any. The costs of Deloitte & Touche shall be borne by the party (either USFloral or the Stockholders as a group) whose determination of the Company's net worth at Closing was further from the determination of Deloitte & Touche, or equally by USFloral and the Stockholders in the event that the determination by Deloitte & Touche is equidistant between the Certified Closing Net Worth and the Actual Company Net Worth. The Stockholders shall have the right to examine, upon written demand, in person or by agent or attorney, at any reasonable time or times, all the books and records of accounts of the Company to determine if they wish to dispute the Actual Company Net Worth and in connection with any resolution thereof.

             (d) The Stockholders' Representative shall have thirty (30) days from the receipt of the Earn-Out Consideration to notify USFloral if the Stockholders dispute such Earn-Out Consideration. Such notice shall include the Stockholders' determination of the amount of Target EBIT. If USFloral has not received notice of such a dispute within such 30-day period, the amount of the Earn-Out Consideration will be deemed final and binding. If, however, the Stockholders' Representative has delivered notice of such a dispute to USFloral within such 30-day period, then Deloitte & Touche will, unless otherwise agreed by the parties, review the Surviving Corporation's books and the Earn-Out Consideration (and related information) to determine the amount, if any, of the Earn-Out Consideration. Deloitte & Touche shall make its determination of the Earn-Out Consideration, if any, within forty-five (45) days of the date on which notice of a dispute is received from the Stockholders' Representative. The determination made by Deloitte & Touche shall be final and binding on the parties hereto. The costs of Deloitte & Touche shall be borne by the party (either USFloral or the Stockholders as a group) whose determination of Target EBIT was further from the determination of Deloitte & Touche, or equally by USFloral and the Stockholders in the event that the determination by Deloitte & Touche is equidistant between USFloral's and the Stockholders' determination of Target EBIT. The Stockholders shall have the right to examine, upon written demand, in person or by agent or attorney, at any reasonable time or times, all the books and records of accounts of the Company to determine if they wish to dispute the Target EBIT and in connection with any resolution thereof.

             (e) Within sixty (60) days following June 30, 1998, USFloral shall cause USFloral's Accountant to determine the Company's 1998 Earn-Out EBIT. The 1998 Earn-Out EBIT will be calculated consistent with the policies and procedures previously used by USFloral's Accountant to calculate the 1996 EBIT of the Company. In the event that USFloral's Accountant determines that the 1998 Earn-Out EBIT was less than the 1997 Earn-Out EBIT, USFloral shall deliver a written notice (the "Earn-Out Adjustment Notice") to the Stockholders' Representative, setting forth (i) the determination made by USFloral's Accountant of the 1998 Earn-Out EBIT, (ii) the amount of the Earn-Out Consideration that would have been payable had the Earn-Out Consideration been calculated based on the 1998 Earn-Out EBIT rather than the 1997 Earn-Out EBIT and (iii) the amount by which the number of shares issued as the Earn-Out Consideration would have been reduced had the 1998 Earn-Out EBIT been used to calculate the Earn-Out Consideration (the "Earn-Out Consideration Adjustment").

             (f) The Stockholders' Representative shall have thirty (30) days from the receipt of the Earn-Out Adjustment Notice to notify USFloral if the Stockholders dispute such Earn-Out Adjustment Notice. Such notice shall include the Stockholders' determination of the amount of 1998 Earn-Out EBIT. If USFloral has not received notice of such a dispute within such 30-day period, USFloral shall be entitled to receive from the Stockholders (from the Earn-Out Pledged Assets) (as defined in Section 3.2(a)), the Earn-Out Consideration Adjustment. If, however, the Stockholders' Representative has delivered notice of such a dispute to USFloral within such 30-day period, then Deloitte & Touche, unless otherwise agreed by the parties, will review the Surviving Corporation's books and Earn-Out Adjustment Notice (and related information) to determine the amount, if any, of the Earn-Out Consideration Adjustment. Deloitte & Touche shall make its determination of the Earn-Out Consideration Adjustment, if any, within forty-five (45) days of the date on which notice of a dispute is received from the Shareholders' Representative. The determination made by Deloitte & Touche shall be final and binding on the parties hereto, and upon such determination, USFloral shall be entitled to receive from the Stockholders (from the Earn-Out Pledged Assets) the Earn-Out Consideration Adjustment, if any. The costs of Deloitte & Touche shall be borne by the party (either USFloral or the Stockholders as a group) whose determination of 1998 Earn-Out EBIT was further from the determination of Deloitte & Touche or equally by USFloral and the Stockholders in the event that the determination by Deloitte & Touche is equidistant between USFloral's and the Stockholders' determination of 1998 Earn-Out EBIT. The Stockholders shall have the right to examine, upon written demand, in person or by agent or attorney, at any reasonable time or times, all the books and records of accounts of the Company to determine if they desire to dispute the 1998 Earn-Out EBIT and in connection with any resolution thereof.

         3.2 Pledged Assets.

             (a) As collateral security for the payment of any post-Closing adjustment to the Merger Consideration under Section 3.1, or any indemnification obligations of the Stockholders pursuant to Article 10, the Stockholders shall, and by execution hereof do hereby, transfer, pledge and assign to USFloral, for the benefit of USFloral, a security interest in the following assets (the "Pledged Assets"):

                  (i) at the Closing, that number of shares of USFloral Common Stock with a value, based on the Merger Price, equal to ten percent (10%) of each Stockholder's share of the Closing Date Consideration as the same may have been adjusted pursuant to Section 2.2 or Section 3.1 hereof, and the certificates and instruments, if any, representing or evidencing each such Stockholder's Pledged Assets;

                  (ii) upon determination of the Earn-Out Consideration, any shares of USFloral Common Stock to be issued in payment of the Earn-Out Consideration in excess of that number of shares of USFloral Common Stock with a value, based on the Earn-Out Price, of $2.4 million (the "Earn-Out Pledged Assets");

                  (iii) all securities hereafter delivered to such Stockholder with respect to or in substitution for such Stockholder's Pledged Assets, all certificates and instruments representing or evidencing such securities, and all non-cash dividends and other property at any time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof; and in the event such Stockholder receives any such property, such Stockholder shall hold such property in trust for USFloral and shall immediately deliver such property to USFloral to be held hereunder as Pledged Assets; and

                  (iv) all cash and non-cash proceeds of all of the foregoing property and all rights, titles, interests, privileges and preferences appertaining or incident to the foregoing property.

             (b) Each certificate, if any, evidencing a Stockholder's Pledged Assets issued in his or its name in the Merger shall be delivered to USFloral directly by the transfer agent, such certificate bearing no restrictive or cautionary legend other than those imprinted by the transfer agent at USFloral's request. Each Stockholder shall, at the Closing, deliver to USFloral, for each such certificate, a stock power duly signed in blank by him or it.

             (c) The Pledged Assets shall be available to satisfy any Merger Consideration Adjustment pursuant to Section 3.1 and any indemnification obligations of the Stockholders pursuant to Article 10 until the date which is one year after the Effective Time (the "Release Date"). Promptly following the Release Date, USFloral shall return or cause to be returned to the Stockholders the Pledged Assets, less Pledged Assets having an aggregate value equal to the amount of (i) any Merger Consideration Adjustment under Section 3.1, (ii) any pending claim for indemnification made by any Indemnified Party (as defined in Article 10), and (iii) any indemnification obligations of the Stockholders pursuant to Article 10. Notwithstanding the preceding two sentences, the Earn-Out Pledged Assets shall be available to satisfy any Earn-Out Consideration Adjustment until the determination by USFloral's Accountants of the 1998 Earn-Out EBIT. Promptly following such determination, USFloral shall return or cause to be returned to the Stockholders the Earn-Out Pledged Assets, less Earn-Out Pledged Assets having an aggregate value equal to the amount of any Earn-Out Consideration Adjustment under Section 3.1. For purposes of this Section 3.2(c) and Article 10, the USFloral Common Stock held as

Pledged Assets shall be valued at (x) the Merger Price with respect to any Merger Consideration Adjustment under Section 3.1, (y) the Earn-Out Price with respect to any Earn-Out Consideration Adjustment and (z) the average of the closing price on the Nasdaq National Market per share of USFloral Common Stock for the five trading days prior to the satisfaction of an indemnification obligation (the "Market Value") with respect to indemnification obligations pursuant to Article 10.

             (d) The Stockholders shall be entitled to exercise any voting powers incident to the Pledged Assets and to receive and retain all cash dividends paid thereon.

         3.3 Stockholders' Representative.

             (a) Each holder of Company Common Stock, by signing this Agreement, designates Alvaro McAllister, or in the event that Alvaro McAllister is unable or unwilling to serve, Paul Schwartz to be the Stockholders' Representative for purposes of this Agreement. The Stockholders shall be bound by any and all actions taken by the Stockholders' Representative on their behalf.

             (b) USFloral and Newco shall be entitled to rely upon any communication or writings given or executed by the Stockholders' Representative. All communications or writings to be sent to Stockholders pursuant to this Agreement may be addressed to the Stockholders' Representative and any communication or writing so sent shall be deemed notice to all of the Stockholders hereunder. The Stockholders hereby consent and agree that the Stockholders' Representative is authorized to accept deliveries, including any notice, on behalf of the Stockholders pursuant hereto.

             (c) The Stockholders' Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Stockholder, with full power in his or its name and on his or its behalf to act according to the terms of this Agreement in the absolute discretion of the Stockholders' Representative, and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with Article 10 of this Agreement. This power of attorney and all authority hereby conferred is granted subject to and coupled with the interest of the other Stockholders hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Stockholder, or by operation of law, whether by such Stockholder's death or any other event.

4.       CLOSING

         4.1 Location and Date. The consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place in Miami, Florida at the offices of Morgan, Lewis & Bockius LLP, on January 16, 1998, providing that all conditions to Closing shall have been satisfied or waived, or at such other time and date as USFloral, the Company and the Stockholders may mutually agree, which date shall be referred to as the "Closing Date."

         4.2 Effect. On the Closing Date, the articles of merger and any other appropriate documents executed in accordance with the Florida Business Corporation Act (the "Merger Documents"), together with any required officers' certificates, shall be filed with the Secretary of State of Florida in accordance with the provisions of the Florida Business Corporation Act. The Merger shall become effective upon such filing or at such later time as may be specified in such filing (the "Effective Time").

5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

         To induce USFloral and Newco to enter into this Agreement and consummate the transactions contemplated hereby, each of the Company and each Stockholder, jointly and severally, represents and warrants to USFloral and Newco as follows (for purposes of this Agreement, the phrases "knowledge of the Company" or the "Company's knowledge," or words of similar import, mean the knowledge of the Stockholders and the directors and officers of the Company, including facts of which the directors and officers, in the reasonably prudent exercise of their duties, should be aware):

         5.1 Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of the Company ("Material Adverse Effect"). Schedule 5.l hereto contains a list of all jurisdictions in which the Company is authorized or qualified to do business. Except as set forth on Schedule 5.1, the Company is in good standing as a foreign corporation in each jurisdiction it which it does business. The Company has delivered to USFloral true, complete and correct copies of the Articles of Incorporation and Bylaws of the Company. Such Articles of Incorporation and Bylaws are collectively referred to as the "Charter Documents." The Company is not in violation of any Charter Documents. The minute books of the Company have been made available to USFloral (and have been delivered, along with the Company's original stock ledger and corporate seal, to USFloral) and are correct and, except as set forth in Schedule 5.1, complete in all material respects.

         5.2 Authorization; Validity. The Company has all requisite corporate power and authority to enter into and perform its obligations pursuant to the terms of this Agreement. The Company has the full legal right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby. Each Stockholder has the full legal right and authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and the Stockholders and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of the Company and each Stockholder, enforceable in accordance with its terms.

         5.3 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

             (a) conflict with, or result in a breach or violation of, any of the Charter Documents;

             (b) conflict with, or result in a default (or an event that would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which the Company or any Stockholder is a party or by which the Company or any Stockholder is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of the Company's properties pursuant to (i) any law or regulation to which the Company or any Stockholder or any of their respective property is subject, or
(ii) any judgment, order or decree to which the Company or any Stockholder is bound or any of their respective property is subject;

             (c) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of the Company; or

             (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Company or any Stockholder is subject or by which the Company or any Stockholder is bound including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), together with all rules and regulations promulgated thereunder.

         5.4 Capital Stock of the Company. The authorized capital stock of the Company consists of 5,000 shares of Company Common Stock, of which 5,000 shares are issued and outstanding. All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Stockholders in the amounts set forth in Schedule 5.4 free and clear of all Liens (defined below). All of the issued and outstanding shares of the capital stock of the Company were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares was issued in violation of any preemptive rights. Subject to Schedule 5.4, there are no voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of the Company. For purposes of this Agreement, "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

         5.5 Transactions in Capital Stock. No option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate the Company to issue, sell or otherwise cause to become outstanding any shares of capital stock. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the Merger, USFloral will be the record and beneficial owner of all outstanding capital stock of the Company and rights to acquire capital stock of the Company.

         5.6 Subsidiaries, Stock and Notes.

             (a) Except as set forth on Schedule 5.6(a), the Company has no subsidiaries.

             (b) Except as set forth on Schedule 5.6(b), the Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

             (c) Except as set forth on Schedule 5.6(c), there are no promissory notes that have been issued to, or are held by, the Company.

         5.7 Predecessor Status. Schedule 5.7 sets forth a list of all names of all predecessor companies of the Company, including the names of any entities from which the Company previously acquired significant assets other than assets acquired in the ordinary course of business. Except as set forth on Schedule 5.7, the Company has never been a subsidiary or division of another corporation, nor has it been a part of an acquisition that was later rescinded.

         5.8 Absence of Claims Against the Company. No Stockholder has any claims against the Company except as may be provided in the Shareholders Release attached as Exhibit D.

         5.9 Company Financial Conditions.

             (a) The Company's net worth (i) as of the end of its most recent fiscal year was not less than $950,000, and (ii) as of the Closing will not be less than the Net Worth Target. For purposes of this Section 5.9(a), calculation of amounts as of the Closing shall be made in accordance with the last paragraph of Section 8.9.

             (b) The Company's earnings before interest and taxes for (i) its most recent fiscal year (after the addition of "add-backs" set forth on Schedule 5.9(b)) was not less than $724,000 and (ii) the eight-month period ended August 31, 1997, was not less than $931,000.

         5.10 Financial Statements. Schedule 5.10 includes (a) true, complete and correct copies of the Company's reviewed balance sheet as of December 31, 1996 (the end of its most recently completed fiscal year), and income statement and shareholders' equity for the year then ended (collectively, the "Reviewed Financials") and (b) true, complete and correct copies of the Company's unaudited balance sheet (the "Interim Balance Sheet") as of December 31, 1997 (the "Balance Sheet Date") and income statement, for the twelve month period then ended (collectively, the "Interim Financials," and together with the Reviewed Financials, the "Company Financial Statements"). Except as noted in the Company Financial Statements, the Company Financial Statements have been prepared in accordance with GAAP consistently applied, subject to, in the case of the Interim Financials, (i) normal year-end audit adjustments, which individually or in the aggregate will not be material, (ii) the exceptions stated on Schedule 5.10, and (iii) the omission of footnote information. Each balance sheet included in the Company Financial Statements presents fairly the financial condition of the Company as of the date indicated thereon, and each of the income statements included in the Company Financial Statements presents fairly the results of its operations for the periods indicated thereon. Since the dates of the Company Financial Statements, except as noted therein, there have been no material changes in the Company's accounting policies other than as requested by USFloral to conform the Company's accounting policies to GAAP.

         5.11 Liabilities and Obligations.

              (a) The Company is not liable for or subject to any liabilities except for:

                  (i) those liabilities reflected on the Interim Balance Sheet and not previously paid or discharged;

                  (ii) those liabilities arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and

                  (iii) those liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material.

             (b) The Company has delivered to USFloral, in the case of those liabilities which are not fixed or are contested, a reasonable estimate of the maximum amount which may be payable.

             (c) Schedule 5.11(c) also includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which management of the Company has made any material expenditure in the two-year period prior to the date of this Agreement, which if pursued by the Company or the Surviving Corporation would require additional material expenditures of capital.

             (d) For purposes of this Section 5.11, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility which are in excess of $10,000 in the aggregate, either accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, or secured or unsecured. Schedule 5.11(d) contains a complete list of all indebtedness of the Company.

         5.12 Accounts and Notes Receivable. The Company has delivered to USFloral a complete and accurate list, as of a date not more than two (2) business days prior to the date hereof, of the accounts and notes receivable of the Company (including without limitation receivables from and advances to employees and the Stockholders), which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories (collectively, the "Accounts Receivable"). On the Closing Date, the Company will deliver to USFloral a complete and accurate list, as of a date not more than two (2) business days prior to the Closing Date, of the Accounts Receivable. All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are current and collectible net of any respective reserves shown on the Company's books and records (which reserves are adequate and calculated, in accordance with GAAP, consistent with past practice). Subject to such reserves, each of the Accounts Receivable will be collected in full, without any set-off, within ninety (90) days after the day on which it first became due and payable; provided, however, any Accounts Receivable of Wal-Mart Corporation will be collected in full without any set-off, within one hundred and twenty (120) days after the day on which it first became due and payable, unless otherwise agreed by the parties. There is no contest, claim, or right of set-off, other than rebates and returns in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

         5.13 Books and Records. The Company has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company. The Company has not engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records.

         5.14 Permits. The Company owns or holds all licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), fuel permits, licenses and franchises necessary for the continued operation of its business as it is currently being conducted (the "Permits"). The Permits are valid, and the Company has not received any notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former officer, manager, member or employee of the Company or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any Permit.

         5.15 Real Property.

             (a) For purposes of this Agreement, "Real Property" means all interests in real property including, without limitation, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned or used by the Company, together with any additions thereto or replacements thereof.

             (b) Schedule 5.15(b) contains a complete and accurate description of all Real Property (including street address, legal description (where known), owner, and Company's use thereof) and, to the Company's knowledge, any Liens.
Schedule 5.15(b) indicates whether the Real Property is owned or leased. The Real Property listed on Schedule 5.15 includes all interests in real property necessary to conduct the business and operations of the Company.

             (c)  Except as set forth in Schedule 5.15(c):

                  (i)   The Company does not own any Real Property.

                  (ii) The legal descriptions for the Real Property contained in the respective deeds thereof describe the properties fully and adequately. All structures, facilities and improvements to the Real Property ("Structures") are located within the boundary lines of the Real Property and no structures, facilities or other improvements on any parcel adjacent to the Real Property encroach onto any portion of the Real Property. The Structures do not encroach on any easement which burdens any portion of the Real Property, and none of the Real

Property serves any adjacent parcel for any purpose inconsistent with the use of the Real Property.

                  (iii) The Company has good and valid rights of ingress and egress to and from all Real Property from and to the public street systems for all usual street, road and utility purposes.

                  (iv) All structures and all structural, mechanical and other physical systems thereof that constitute part of the Real Property, including but not limited to the walls, roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facility included therein, and other material items at the Real Property (collectively, the "Tangible Assets"), are free of defects and in good operating condition and repair, normal wear and tear excepted. For purposes of this Section, a defect shall mean a condition relating to the structures or any structural, mechanical or physical system which requires an expenditure of more than $1,000 to correct. No maintenance or repair to the Real Property, Structures or any Tangible Asset has been unreasonably deferred. There is no water, chemical or gaseous seepage, diffusion or other intrusion into said buildings, including any subterranean portions, that would impair beneficial use of the Real Property, Structures or any Tangible Asset.

                  (v) All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable law or by the use and operation of the Real Property in the conduct of the business of the Company's business are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Real Property in the operation of the Company's business and to permit full compliance with the requirements of all laws in the operation of such business. No fact or condition exists which could result in the termination or material reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

                  (vi) The Real Property and all present uses and operations of the Real Property comply with all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards or restrictions of any government entity having jurisdiction over any portion of the Real Property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, employment and employment practices and access by the handicapped) (collectively, "Laws"), covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property. The Company has obtained all approvals of governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the construction, ownership, use, occupation and operation of the Real Property.

                  (vii) Except as set forth on any surveys previously made available to USFloral, none of the Structures, the appurtenances thereto or the equipment therein or the operation or maintenance thereof, or the conduct of the Company's business, violates any restrictive covenant or encroaches on any property owned by others or any easement, right of way or other Lien or restriction affecting such Real Property in any respect. The Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the Company's business does not constitute a nonconforming use and is not the subject of a special use permit under any applicable Law.

                  (viii) There are no pending or, to the Company's knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely affect the current use, occupancy or value thereof, nor has the Company or any of the Stockholders received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

                  (ix) No portion of the Real Property or the Structures has suffered any damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

                  (x) There are no parties other than the Company in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property or any portion thereof.

                  (xi) There are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein. The Company has not transferred any air rights or development rights relating to the Real Property.

                  (xii) There are no service contracts or other agreements relating to the use or operation of the Real Property.

                  (xiii) No portion of the Real Property is located in a wetlands area, as defined by Laws, or in a designated or recognized flood plain, flood plain district, flood hazard area or area of similar characterization. No commercial use of any portion of the Real Property will violate any requirement of the United States Corps of Engineers or Laws relating to wetlands areas.

                  (xiv) All real property taxes and assessments that are due and payable with respect to the Real Property have been paid or will be paid at or prior to Closing.

                  (xv) All written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which the Company leases from any other party any real property, including all amendments, renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases") are valid and in full force and effect. The Company has provided USFloral with true and complete copies of all of the Leases, all amendments, renewals, extensions, modifications or supplements thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any option granted to such party under such Lease. The Company does not have any oral leases. The Leases and the Company's interests thereunder are free of all Liens.

                  (xvi) Except as set forth on Schedule 5.15 (c)(xvi), none of the Leases requires the consent or approval of any party thereto in connection with the consummation of the transactions contemplated hereby.

         5.16 Personal Property.

              (a) Schedule 5.16(a) sets forth a complete and accurate list of all personal property included on the Interim Balance Sheet and all other personal property owned or leased by the Company with a current book value in excess of $5,000 both (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for material equipment and an indication as to which assets are currently owned, or were formerly owned, by any Stockholder or business or personal affiliates of any Stockholder or of the Company.

              (b) The Company currently owns or leases all personal property necessary to conduct the business and operations of the Company as they are currently being conducted.

              (c) All of the trucks and other material machinery and equipment of the Company, including those listed on Schedule 5.16(a), are in good working order and condition, ordinary wear and tear excepted. All leases set forth on
Schedule 5.16(a) are in full force and effect and constitute valid and binding agreements of the Company, and the Company is not in breach of any of their terms. All fixed assets used by the Company that are material to the operation of its business are either owned by the Company or leased under an agreement listed on Schedule 5.16(a).

         5.17 Intellectual Property.

              (a) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, the registered and unregistered Marks listed on Schedule 5.17(a). Such schedule lists (i) all of the Marks registered in the United States Patent and Trademark Office ("PTO") or the equivalent thereof in any state of the United States or in any foreign country, and (ii) all of the unregistered Marks, that the Company now owns or uses in connection with its business. Except with respect to those Marks shown as licensed on Schedule 5.17(a), the Company owns all of the registered and unregistered trademarks, service marks, and trade names that it uses. The Marks listed on Schedule 5.17(a) will not cease to be valid rights of the Company by reason of the execution, delivery and performance of this

Agreement or the consummation of the transactions contemplated hereby. For purposes of this Section 5.17, the term "Mark" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names now held by the Company, including any registration or application for registration of any trademarks and services marks in the PTO or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by the Company, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) used by the Company in the United States or any foreign country.

              (b) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in the Patents listed on Schedule 5.17(b)(i) and in the Copyright registrations listed on
Schedule 5.17(b)(ii). Such Patents and Copyrights constitute all of the Patents and Copyrights that the Company now owns or is licensed to use. The Company owns or is licensed to practice under all patents and copyright registrations that the Company now owns or uses in connection with its business. For purposes of this Section 5.17, the term "Patent" shall mean any United States or foreign patent to which the Company has title as of the date of this Agreement, as well as any application for a United States or foreign patent made by the Company; the term "Copyright" shall mean any United States or foreign copyright owned by the Company as of the date of this Agreement, including any registration of copyrights, in the United States Copyright Office or the equivalent thereof in any foreign county, as well as any application for a United States or foreign copyright registration made by the Company.

              (c) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in the Company's trade secrets, franchises, or similar rights (collectively, "Other Rights"). Those Other Rights constitute all of the Other Rights that the Company now owns or is licensed to use. The Company owns or is licensed to practice under all trade secrets, franchises or similar rights that it owns, uses or practices under.

              (d) The Marks, Patents and Copyrights, listed on Schedules 5.17(a), 5.17(b)(i) and 5.17(b)(ii), and the Other Rights are referred to collectively herein as the "Intellectual Property." The Intellectual Property owned by the Company is referred to herein collectively as the "Company Intellectual Property." All other Intellectual Property is referred to herein collectively as the "Third Party Intellectual Property." Except as indicated on
Schedule 5.17(d), the Company has no obligations to compensate any person for the use of any Intellectual Property nor has the Company granted to any person any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not.

              (e) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Third Party Intellectual Property license, sublicense or agreement described in Schedule 5.17(a) or (b). No claims with respect to the Company Intellectual Property or Third Party Intellectual Property are currently pending or, to the knowledge of the Company, are threatened by any person, nor, to the

Company's knowledge, do any grounds for any claims exist: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted by the Company; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property or other trade secret material to the Company; or (iv) challenging the Company's license or legally enforceable right to use of the Third Party Intellectual Property. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party. Neither the Company nor any of its subsidiaries (x) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, or copyrights and which has not been finally terminated or been informed or notified by any third party that the Company may be engaged in such infringement or (y) has knowledge of any infringement liability with respect to, or infringement by, the Company or any of its subsidiaries of any trade secret, patent, trademark, service mark, or copyright of another.

              (f) All Intellectual Property in the form of computer software that is utilized by the Company in the operation of its business is capable of processing date data between and within the twentieth and twenty-first centuries.

          5.18 Material Contracts and Commitments.

              (a) Schedule 5.18(a) contains a complete and accurate list of all contracts, commitments, leases, instruments, agreements, written or oral, to which the Company is a party or by which it or its properties are bound (including without limitation, joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (i) to which the Company and any affiliate of the Company or any officer, director or stockholder of the Company are parties ("Related Party Agreements"); or (ii) that may give rise to obligations or liabilities exceeding, during the current term thereof, $20,000, or that may generate revenues or income exceeding, during the current term thereof, $20,000 (collectively with the Related Party Agreements, the "Material Contracts"). The Company has delivered to USFloral true, complete and correct copies of the Material Contracts. The Company has complied with all of its commitments and obligations and is not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof, and there are no Material Contracts that were not negotiated at arm's length.

              (b) Each Material Contract, except those terminated pursuant to
Section 7.4, is valid and binding on the Company and is in full force and effect and is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the transactions contemplated hereby, or are required by any governmental agency or other third party or are required in order that any such Material Contract remain in effect without modification after the Merger and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Third Party Consents"). All Third Party Consents are listed on Schedule 5.18(b).

              (c) The outstanding balance on all loans or credit agreements either (i) between the Company and any Person in which any of the Stockholders owns a material interest, or (ii) guaranteed by the Company for the benefit of any Person in which any of the Stockholders owns a material interest, are set forth in Schedule 5.18(c).

              (d) The pledge, hypothecation or mortgage of all or substantially all of the Company's assets (including, without limitation, a pledge of the Company's contract rights under any Material Contract) will not, except as set forth on Schedule 5.18(d), (i) result in the breach or violation of,
(ii) constitute a default under, (iii) create a right of termination under, or
(iv) result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the assets of the Company (other than a lien created pursuant to the pledge, hypothecation or mortgage described at the start of this Section 5.18(d)) pursuant to any of the terms and provisions of, any Material Contract to which the Company is a party or by which the property of the Company is bound.

         5.19 Government Contracts.

              (a) Except as set forth on Schedule 5.19, the Company is not a party to any government contracts.

              (b) The Company has not been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government or any state or local government, nor, to the knowledge of the Company, has any suspension or debarment action been threatened or commenced. There is no valid basis for the Company's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government or any state or local government.

              (c) Except as set forth in Schedule 5.19, the Company has not been, nor is it now being, audited or investigated by any government agency, or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor, to the knowledge of the Company, has such audit or investigation been threatened.

              (d) The Company has no dispute pending before a contracting office of, nor any current claim (other than the Accounts Receivable) pending against, any agency or instrumentality of the United States Government or any state or local government, relating to a contract.

             (e) The Company has not, with respect to any government contract, received a cure notice advising the Company that it is or was in default or would, if it failed to take remedial action, be in default under such contract.

             (f) The Company has not submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a contract to any agency or instrumentality of the United States Government or any state or local government.

             (g) No employee, agent, consultant, representative, or affiliate of the Company is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the Company's business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

             (h) Each of the Company's government contracts has been issued, awarded or novated to the Company in the Company's name.

       5.20 Insurance. Schedule 5.20 sets forth a complete and accurate list of all insurance policies carried by the Company and all insurance loss runs or workmen's compensation claims received for the past two policy years. The Company has delivered to USFloral true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and the Company is otherwise in full compliance with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of the Company. The insurance carried by the Company with respect to its properties, assets and business is, to the Company's knowledge, with financially sound insurers. To the knowledge of the Company, there have been no threatened terminations of, or material premium increases with respect to, any of such policies.

        5.21 Labor and Employment Matters. With respect to employees of and service providers to the Company:

              (a) the Company is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

              (b) there is not now, nor within the past three years has there been, any unfair labor practice complaint against the Company pending or, to the Company's knowledge, threatened, before the National Labor Relations Board or any other comparable authority;

              (c) there is not now, nor within the past three years has there been, any labor strike, slowdown or stoppage actually pending or, to the Company's knowledge, threatened, against or directly affecting the Company;

              (d) to the Company's knowledge, no labor representation organization effort exists nor has there been any such activity within the past three years;

              (e) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Company's knowledge, no claims therefor exist or have been threatened;

              (f) the employees of the Company are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company; and

              (g) all persons classified by the Company as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

        5.22 Employee Benefit Plans. Attached hereto as Schedule 5.22 is a list of all employee benefit plans, all employee welfare benefit plans, all employee pension benefit plans, all multi-employer plans and all multi-employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), which are currently maintained and/or sponsored by the Company, or to which the Company currently contributes, or has an obligation to contribute in the future (including, without limitation, employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements), together with copies of any trusts related thereto and a classification of employees covered thereby (collectively, the "Plans").
Schedule 5.22 sets forth all of the Plans that have been terminated within the past three years.

        All Plans are in substantial compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable laws, and, in all material respects, have been administered, operated and managed in substantial accordance with the governing documents. All Plans that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), have been determined by the Internal Revenue Service to be so qualified, and copies of the current plan determination letters, most recent actuarial valuation reports, if any, most recent Form 5500, or, as applicable, Form 5500-C/R filed with respect to each such Qualified Plan or employee welfare benefit plan and most recent trustee or custodian report, are listed on Schedule 5.22. To the extent that any Qualified Plans have not been amended to comply with applicable law, the remedial amendment period permitting retroactive amendment of such Qualified Plans has not expired and will not expire within 120 days after the Closing Date. All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, annual reports, summary annual reports, actuarial reports, PBGC-1 Forms, audits or tax returns) have been timely filed or distributed. None of: (i) the Stockholders; (ii) any Plan; or (iii) the Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No Plan has incurred an accumulated funding deficiency, as defined in
Section 412(a) of the Code and Section 302(1) of ERISA; and the Company does not currently have (nor at the Closing Date will have) any direct or indirect liability whatsoever (including being subject to any statutory lien to secure payment of any such liability) to the Pension Benefit Guaranty Corporation ("PBGC") with respect to any such Plan under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty; and neither the Company nor any member of a "controlled group" (as defined in ERISA Section 4001(a)(14)) currently has (or at the Closing Date will have) any obligation whatsoever to contribute to any "multi-employer pension plan" (as defined in ERISA Section 4001(a)(14), nor has any withdrawal liability whatsoever (whether or not yet assessed) arising under or capable of assertion under Title IV of ERISA (including, but not limited to, Sections 4201, 4202, 4203, 4204, or 4205 thereof) been incurred by any Plan. Further:

              (a) there have been no terminations, partial terminations or discontinuance of contributions to any Qualified Plan without notice to and approval by the Internal Revenue Service;

              (b) no Plan which is subject to the provisions of Title IV of ERISA has been terminated;

              (c) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any Plan which were not properly reported;

              (d) the valuation of assets of any Qualified Plan, as of the Closing Date, shall exceed the actuarial present value of all accrued pension benefits under any such Qualified Plan in accordance with the assumptions contained in the Regulations of the PBGC governing the funding of terminated defined benefit plans;

              (e) with respect to Plans which qualify as "group health plans" under Section 4980B of the Internal Revenue Code and Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA"), the Company and the Stockholders have complied (and on the Closing Date will have complied), in all respects with all reporting, disclosure, notice, election and other benefit continuation requirements imposed thereunder as and when applicable to such plans, and the Company has no (and will incur no) direct or indirect liability and is not (and will not be) subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by the Company or the Stockholders, at any time prior to the Closing Date, to comply with any such federal or state benefit continuation requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against the Company or the Stockholders with respect to such group health plans;

              (f) the Company is not now nor has it been within the past five years a member of a "controlled group" as defined in ERISA Section 4001(a)(14);

              (g) there is no pending litigation, arbitration, or disputed claim, settlement or adjudication proceeding, and to the Company's knowledge, there is no threatened litigation, arbitration or disputed claim, settlement or adjudication proceeding, or any governmental or other proceeding, or investigation with respect to any Plan, or with respect to any fiduciary, administrator, or sponsor thereof (in their capacities as such), or any party in interest thereof;

              (h) the Company Financial Statements as of the Balance Sheet Date reflect the approximate total pension, medical and other benefit expense for all Plans, and no material funding changes or irregularities are reflected thereon which would cause such Company Financial Statements to be not representative of most prior periods; and

              (i) the Company has not incurred liability under Section 4062 of ERISA.

        5.23  Conformity with Law; Litigation.

              (a) Except as set forth on Schedule 5.23(a), the Company is not in violation of any law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction which would have a Material Adverse Effect on the Company. The Company has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which might have a Material Adverse Effect on the Company.

              (b) No Stockholder has: (i) committed any criminal act (except for minor traffic violations or other minor offenses); (ii) engaged in acts of fraud, gross negligence or moral turpitude; (iii) filed for personal bankruptcy; or (iv) been an officer, director, manager, trustee or controlling shareholder of a company that filed for bankruptcy or Chapter 11 protection while he held such position or within two years thereafter.

              (c) Except as set forth on Schedule 5.23(c), there are no claims, actions, suits or proceedings, pending or, to the knowledge of the Company, threatened against or affecting the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of its properties or business.

        5.24  Taxes.

              (a)
                   (i) The Company has timely filed all Tax Returns due on or before the Closing Date and all such Tax Returns are true, correct and complete in all respects.

                   (ii) The Company has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return.

                   (iii) The amount of the Company's liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Interim Balance Sheet, and the amount of the Company's liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for Deferred Taxes) as such accruals are reflected on the books and records of the Company on the Closing Date.

                   (iv) There are no ongoing examinations or claims against the Company for Taxes, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received.

                   (v) The Company had a taxable year ended on December 31, in each year since its inception.

                   (vi) The Company currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past 3 years. The Company has not agreed to, and is not and will not be required to, make any adjustments under Code Section 481(a) as a result of a change in accounting methods.

                   (vii) The Company has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or third party.

                   (viii) Copies of (A) any Tax examinations, (B) extensions of statutory limitations for the collection or assessment of Taxes and (C) the Tax Returns of the Company for the last five fiscal years have been delivered to USFloral.

                   (ix) There are (and as of immediately following the Closing there will be) no Liens on the assets of the Company relating to or attributable to Taxes (other than any Liens in favor of USFloral or as set forth on Schedule 5.23(ix)).

                   (x) To the Company's knowledge, there is no basis for the assertion of any claim relating to or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or otherwise have an adverse affect on the Company or its business.

                   (xi) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to any payment (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

                   (xii) Except as set forth on Schedule 5.24, the Company is not, and has not been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and the Company has not assumed the tax liability of any other person under contract.

                   (xiii) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

              (b)
                   (i)  [Intentionally Omitted]

              (c)  For purposes of this Agreement:

                   (i) the term "Tax" shall include any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipt taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and

                   (ii) the term "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any tax.

        5.25 Absence of Changes. Since the Balance Sheet Date, the Company has conducted its business in the ordinary course and, except as contemplated herein or as set forth on Schedule 5.25, there has not been:

              (a) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of the Company;

              (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of the Company;

              (c) any change in the authorized capital of the Company or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

              (d) any declaration or payment of any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

              (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company to any of its officers, directors, Stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

              (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, which has had a Material Adverse Effect;

              (g) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Company to any person, including without limitation the Stockholders and their affiliates other than inventory in the normal course of business;

              (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of the Stockholders and their affiliates, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

              (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

              (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Company;

              (k)  any waiver of any material rights or claims of the Company;

              (l) any breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party;

              (m) any transaction by the Company outside the ordinary course of business;

              (n) any capital commitment by the Company, either individually or in the aggregate, exceeding $50,000;

              (o) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the revaluation by the Company of any of its assets;

              (p) any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for Taxes not yet due and payable);

              (q) any entry into, amendment of, relinquishment, termination or non-renewal by the Company of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Company in excess of $30,000;

              (r) any loan by the Company to any person or entity, incurrence by the Company of any indebtedness, guarantee by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guarantee of any debt securities of others, in each case in excess of $10,000;

              (s) the commencement or notice or, to the knowledge of the Company, threat of commencement, of any lawsuit or proceeding against, or investigation of, the Company or any of its affairs; or

              (t) any negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses
(a) through (s) (other than negotiations with USFloral and its representatives regarding the transactions contemplated by this Agreement).

        5.26 Deposit Accounts; Powers of Attorney. Schedule 5.26 sets forth a complete and accurate list as of the date of this Agreement, of:

              (a) the name of each financial institution in which the Company has any account or safe deposit box;

              (b)  the names in which the accounts or boxes are held;

              (c)  the type of account;

              (d) the name of each person authorized to draw thereon or have access thereto; and

              (e) the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

        5.27  Environmental Matters.

              (a) Hazardous Material. Other than as set forth on Schedule 5.27(a), no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PBS, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material"), are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased. Schedule 5.27(a) identifies all underground and aboveground storage tanks, and the capacity, age, and contents of such tanks, located on Real Property owned or leased by the Company.

              (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Company Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Company Hazardous Materials Activity.

              (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other business of the Company as such activities and business are currently being conducted. All Environmental Permits are in full force and effect. The Company (A) is in compliance in all material respects with all terms and conditions of the Environmental Permits and (B) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the laws of all Governmental Entities relating to pollution or protection of the environment or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. To the Company's knowledge, there are no circumstances that may prevent or interfere with such compliance in the future. Schedule 5.27(d) includes a listing and description of all Environmental Permits currently held by the Company.

              (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Company, threatened concerning any Environmental Permit, Hazardous Material or any Company Hazardous Materials Activity. There are no past or present actions, activities, circumstances, conditions, events, or incidents that could involve the Company (or any person or entity whose liability the Company has retained or assumed, either by contract or operation of law) in any environmental litigation, or impose upon the Company (or any person or entity whose liability the Company has retained or assumed, either by contract or operation of law) any environmental liability including, without limitation, common law tort liability.

        5.28 Relations with Governments. The Company has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

        5.29 Disclosure. The Company has delivered to USFloral and Newco true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules or that has been requested in writing by USFloral. Without limiting any exclusion, exception or other limitation contained in any of the representations and warranties made herein, this Agreement, the Schedules hereto and all other documents and information furnished to USFloral and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If any Stockholder becomes aware of any fact or circumstance which would change a representation or warranty of any Stockholder in this Agreement or any representation made on behalf of the Company, the Stockholder shall immediately give notice of such fact or circumstance to USFloral. However, such notification shall not relieve the Company or the Stockholder of their respective obligations under this Agreement, and at the sole option of USFloral, the truth and accuracy of any and all warranties and representations of the Stockholders, at the date of this Agreement and as of the Closing date, shall be a precondition to the consummation of the Merger.

        5.30  USFloral Prospectus; Securities Representations.  Each
Stockholder has received and reviewed a copy of the prospectus dated November 18, 1997 including all supplements thereto (as supplemented, the "USFloral Prospectus") contained in USFloral's shelf registration statement on Form S-1 (File No. 333-39969). Each Stockholder (a) has such knowledge, sophistication and experience in business and financial matters that they are capable of evaluating the merits and risks of an investment in the shares of USFloral Common Stock, (b) fully understands the nature, scope, and duration of the limitations on transfer contained herein, in the Affiliate Agreement (if applicable), and under applicable law, and (c) can bear the economic risk of any investment in the shares of USFloral Common Stock and can afford a complete loss of such investment. Each Stockholder has had an adequate opportunity to ask questions and receive answers (and has asked such questions and received answers to its satisfaction) from the officers of USFloral concerning the business, operations and financial condition of USFloral. None of the Stockholders has any contract, undertaking, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participation in any shares of USFloral Common Stock to be acquired by such Stockholder in the Merger. Each Stockholder acknowledges and agrees that USFloral has not and will not provide such Stockholder or any other party with a prospectus for such Stockholder's use in selling USFloral Common Stock.

        5.31 Affiliates. The Stockholders are the only persons who are, in the reasonable judgment of the Company and each of the Stockholders, affiliates of the Company within the meaning of Rule 145 (each such person an "Affiliate") promulgated under the 1933 Act.

        5.32 Location of Chief Executive Offices. Schedule 5.32 sets forth the location of the Company's chief executive offices.

        5.33 Location of Equipment and Inventory. All Inventory and Equipment held on the date hereof by the Company is located at one of the locations shown on Schedule 5.33. For purposes of this Agreement, (a) the term "Inventory" shall mean any "inventory" as such term is defined in the Uniform Commercial Code as in effect on October 16, 1997 in the State of New York (the "N.Y.U.C.C.") owned by the Company as of the date hereof, and, in any event, shall include, but shall not be limited to, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same; in all stages of production, and all proceeds therefrom; and (b) the term "Equipment" shall mean any "equipment" as such term is defined in the N.Y.U.C.C. owned by the Company as of October 16, 1997, and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles owned by the Company, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

6.       REPRESENTATIONS OF USFLORAL AND NEWCO

         To induce the Company and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, each of USFloral and Newco, jointly and severally, represents and warrants to the Company and the Stockholders as follows:

         6.1 Due Organization. Each of USFloral and Newco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its respective properties and to carry on its respective businesses in the places and in the manner as now conducted, except where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect. True, complete and correct copies of the Certificate and Articles of Incorporation and the Bylaws, each as amended, of USFloral and Newco, respectively (collectively, the "USFloral Charter Documents"), have been made available to the Company. Neither USFloral nor Newco is in violation of any USFloral Charter Document.

         6.2 USFloral Common Stock. The shares of USFloral Common Stock to be delivered to the Stockholders at the Effective Time and as the Earn-Out Consideration, when delivered in accordance with the terms of this Agreement, will be valid and legally issued shares of USFloral capital stock, fully paid and nonassessable and all of such shares are approved for quotation on the principal stock exchange on which USFloral Common Stock is traded.

         6.3 Authorization; Validity of Obligations. The representatives of USFloral and Newco executing this Agreement have all requisite corporate power and authority to enter into and bind USFloral and Newco to the terms of this Agreement. USFloral and Newco have the full legal right, power and corporate authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by USFloral and Newco and the performance by each of USFloral and Newco of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of USFloral and Newco, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of each of USFloral and Newco enforceable in accordance with its terms.

         6.4 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not:

              (a) conflict with, or result in a breach or violation of any of the USFloral Charter Documents;

              (b) subject, until the time of Closing, to compliance with any agreements between USFloral and its lenders, conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which either USFloral or Newco is a party or by which either USFloral or Newco is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of USFloral's or Newco's properties pursuant to (i) any law or regulation to which either USFloral or Newco or any of their respective property is subject, or (ii) any judgment, order or decree to which either USFloral or Newco is bound or any of their respective property is subject;

              (c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of USFloral or Newco; or

              (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which USFloral or Newco is subject, or by which USFloral or Newco is bound (including, without limitation, the HSR Act, together with all rules and regulations promulgated thereunder).

         6.5 Capitalization of USFloral and Ownership of USFloral Stock. The authorized capital stock of USFloral consists of 100,000,000 shares of USFloral Common Stock, of which 9,594,050 shares were outstanding on November 19, 1997. The authorized capital stock of Newco consists of 1,000 shares of common stock, of which 100 shares are outstanding. All of the issued and outstanding shares of Newco are owned beneficially, and of record by USFloral. All of the shares of USFloral Common Stock to be issued to the Stockholders in accordance herewith will be offered, issued, sold and delivered by USFloral in compliance with all applicable state and federal laws concerning the issuance of securities and none of such shares was or will be issued in violation of the preemptive rights of any stockholder of USFloral.

         6.6 Assets and Liabilities of Newco; Charges of Newco. Prior to the consummation of the Merger, Newco has, and at the Effective Time Newco will have, no material assets or liabilities and is not, and will not be, a party to any contracts other than this Agreement. All cost and fees associated with the Merger and all other transactions of Newco shall be borne solely by USFloral.

7.       COVENANTS

         7.1  Tax Matters.

              (a) The following provisions shall govern the allocation of responsibility as between the Stockholders, on the one hand, and the Surviving Corporation, on the other, for certain tax matters following the Closing Date:

                   (i) The Stockholders shall prepare or cause to be prepared and file or cause to be filed, within the time and in the manner provided by law, all Tax Returns of the Company for all periods ending on or before the Closing Date that are due after the Closing Date. Stockholders shall pay to the Surviving Corporation on or before the due date of such Tax Returns the amount of all Taxes shown as due on such Tax Returns to the extent that such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Company's books and records as of the Closing Date. Such Returns shall be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by USFloral. To the extent reasonably requested by the Stockholders or required by law, USFloral and the Surviving Corporation shall participate in the filing of any Tax Returns filed pursuant to this paragraph. USFloral shall bear the costs of the preparation of such Tax Returns by KPMG Peat Marwick LLP under this Section

7.1(a)(i) in an amount not to exceed $15,000. The Stockholders shall bear all costs for the preparation of Tax Returns by KPMG Peat Marwick LLP under this
Section 7.1(a)(i) which are in excess of $15,000.

                   (ii) The Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for Tax periods which begin before the Closing Date and end after the Closing Date. The Stockholders shall pay to the Surviving Corporation within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Company's books and records as of the Closing Date. For purposes of this
Section 7.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and
(y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Surviving Corporation.

                   (iii) USFloral and the Surviving Corporation on one hand and the Stockholders on the other hand shall (A) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.1 and any audit, litigation or other proceeding with respect to Taxes; (B) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Company for all periods ending prior to or including the Closing Date; and (C) preserve information, records or documents relating to Tax matters pertinent to the Company that is in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof.

                   (iv) The Stockholders shall timely pay all transfer, documentary, sales, use, stamp, registration and other Taxes and fees arising from or relating to the transactions contemplated by this Agreement, and the Stockholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees. If required by applicable law, USFloral and the Surviving Corporation will join in the execution of any such Tax Returns and other documentation.

         7.2 Accounts Receivable. Unless otherwise agreed by the parties, in the event that all Accounts Receivable are not collected in full (net of reserves specified in Section 5.12) within ninety (90) days after the Closing (one hundred and twenty (120) days with respect to any Accounts Receivable of the Wal-Mart Corporation, unless otherwise agreed by the parties) then, at the request of the Surviving Corporation, the Stockholders shall pay (based on their percentage ownership of the Company immediately prior to the Effective Time) the Surviving Corporation an amount equal to the Accounts Receivable not so collected (but only to the extent that the uncollected Accounts Receivable, in the aggregate together with all other Damages (as defined in Section 10.1(a)) exceed the Indemnification Threshold (as defined in Section 10.2 (a))). Any amounts received by the Surviving Corporation for a particular Account Receivable (i) that was not originally collected within ninety (90) days (one hundred and twenty (120) days for Accounts Receivable of Wal-Mart) after the day on which it became due and payable and (ii) for which the Surviving Company has not received payment from the Stockholders, shall be applied against amounts due for that particular Account Receivable and such amount received by the Surviving Corporation shall be subtracted from the aggregate amount of Damages on the date of collection of such Account Receivable. Any amounts received by the Surviving Corporation for a particular Account Receivable (i) that was not originally collected within ninety (90) days (one hundred and twenty (120) days for Accounts Receivable of Wal-Mart) after the day on which it became due and payable and (ii) for which the Surviving Company has received payment from the Stockholders, shall be remitted to the Stockholders within fifteen days of receipt by the Surviving Company.

         7.3  [Intentionally Omitted];

         7.4 Related Party Agreements. The Company and/or the Stockholders, as the case may be, shall terminate any Related Party Agreements which USFloral requests in writing the Company or Stockholders to terminate, such termination to become effective as of or before the Effective Time.

         7.5  Cooperation.

              (a) The Company, the Stockholders, USFloral and Newco shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the president or chief financial officer of the Company shall execute any documentation reasonably required by USFloral's independent public accountants (in connection with such accountants' audit of the Company) or the Nasdaq National Market.

              (b) The Stockholders and the Company shall cooperate and use their reasonable efforts to have the present officers, directors and employees of the Company cooperate with USFloral on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

              (c) Each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby

              (d) The Company, the Stockholders and USFloral shall file all notices and other information and documents required under the HSR Act (as defined in Section 5.3) as promptly as practicable after the date hereof.

         7.6 Conduct of Business Pending Closing. Between the date hereof and the Effective Time, the Company will (except as requested or agreed by USFloral):

              (a) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

              (b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

              (c) perform all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

              (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

              (e) use all commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it;

              (f) maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

              (g) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments; and

              (h) maintain present salaries and commission levels for all officers, directors, employees, agents, representatives and independent contractors, except for ordinary and customary bonuses and salary increases for employees (other than employees who are also Stockholders) in accordance with past practice.

         7.7 Access to Information. Between the date of this Agreement and the Closing Date, the Company will afford to the officers and authorized representatives of USFloral access to (i) all of the sites, properties, books and records of the Company and (ii) such additional financial and operating data and other information as to the business and properties of the Company as USFloral may from time to time reasonably request, including without limitation, access upon reasonable request to the Company's employees, customers, vendors, suppliers and creditors for due diligence inquiry. No information or knowledge obtained in any investigation pursuant to this Section 7.7 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

         7.8 Prohibited Activities. Between the date hereof and the Effective Time, the Company will not, without the prior written consent of USFloral:

              (a) make any change in its Articles of Incorporation or Bylaws, or authorize or propose the same;

              (b) issue, deliver or sell, authorize or propose the issuance, delivery or sale of any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind, or authorize or propose any change in its equity capitalization, or issue or authorize the issuance of any debt securities;

              (c) declare or pay any dividend, or make any distribution (whether in cash, stock or property) in respect of its stock whether now or hereafter outstanding, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

              (d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, or guarantee any indebtedness, except in the ordinary course of business and consistent with past practice;

              (e) increase the compensation payable or to become payable to any officer, director, Stockholder, employee, agent, representative or independent contractor; make any bonus or management fee payment to any such person; make any loans or advances; adopt or amend any Company Plan or Company Benefit Arrangement; or grant any severance or termination pay; except for ordinary and customary bonuses and salary increases for employees (other than employees who are also Stockholders) in accordance with past practice;

              (f) create or assume any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

              (g) sell, assign, lease, or otherwise transfer or dispose of any property or equipment except in the ordinary course of business consistent with past practice;

              (h) acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company;

              (i) merge or consolidate or agree to merge or consolidate with or into any other corporation;

              (j) waive any material rights or claims of the Company, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

              (k) commit a breach of or amend or terminate any material agreement, permit, license or other right;

              (l) enter into any other transaction (i) that is not negotiated at arm's length with a third party not affiliated with the Company or any officer, director or Stockholder of the Company or (ii) outside the ordinary course of business consistent with past practice or (iii) prohibited hereunder;

              (m) commence a lawsuit other than for routine collection of bills;

              (n) revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

              (o) make any tax election other than in the ordinary course of business and consistent with past practice, change any tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any Tax Return (other than any estimated tax returns, payroll tax returns, unemployment tax returns or sales tax returns) or any amendment to a Tax Return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment, without the prior written consent of USFloral; or

              (p) take, or agree (in writing or otherwise) to take, any of the actions described in Sections 7.8(a) through (o) above, or any action which would make any of the representations and warranties of the Company and the Stockholders contained in this Agreement untrue or result in any of the conditions set forth in Articles 8 and 9 not being satisfied.

         7.9 Notice to Bargaining Agents. Prior to the Closing Date, the Company shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, if requested by USFloral, and shall provide USFloral with proof that any required notice has been sent.

         7.10  Sales of USFloral Common Stock.

               (a) No Stockholder will, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of the shares of USFloral Common Stock to be received by such Stockholder in the Merger prior to the date which is six months following the Closing Date.

               (b) Each Stockholder acknowledges and agrees that USFloral will not provide such Stockholder with a prospectus for such Stockholder's use in selling the shares of USFloral Common Stock to be received by such Stockholder in the Merger, and agrees to sell such shares only in accordance with the requirements, if any, of Rule 145(d) promulgated under the 1933 Act. USFloral acknowledges that the provisions of this Section 7.10(b) will be satisfied as to any sale by a Stockholder of the USFloral Common Stock Stockholder may acquire pursuant to the Merger pursuant to Rule 145(d) under the Securities Act, by a broker's letter and a letter from the Stockholder with respect to that sale stating that the applicable requirements of Rule 145(d)(1) have been met or are inapplicable by virtue of Rule 145(d)(2) or Rule 145(d)(3) provided, however, that USFloral has no reasonable basis to believe that such sales were not made in compliance with such provisions of Rule 145(d) and subject to any changes in Rule 145 after the date of this Agreement.

              (c) The certificate or certificates evidencing the shares of USFloral Common Stock to be delivered to the Stockholders in the Merger will bear restrictive legends substantially in the following forms:

         THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THESE SHARES MAY ONLY BE TRANSFERRED PURSUANT TO A REGISTRATION STATEMENT COVERING THE TRANSFER OF SUCH SHARES OR A VALID EXEMPTION FROM REGISTRATION.

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONTRACTUAL HOLDING PERIOD EXPIRING ON JULY 16, 1998, PURSUANT TO THAT CERTAIN AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF JANUARY 16, 1998 AMONG THE ISSUER AND THE STOCKHOLDERS OF ULTRAFLORA
         CORPORATION, A FLORIDA CORPORATION. PRIOR TO THE EXPIRATION OF SUCH HOLDING PERIOD, SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER OR ASSIGNMENT. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER

         PLACED WITH THE TRANSFER AGENT) WHEN THE HOLDING
         PERIOD HAS EXPIRED.

         7.11 USFloral Stock Options. As soon as practicable after the Closing, options to purchase such number of shares of USFloral Common Stock as shall have a fair market value as of the Closing Date equal to (i) 6.25% of the Closing Date Consideration provided for in Section 2.2 above and (ii) 6.25% of the Earn-Out Consideration based on Target EBIT provided for in Section 2.2 above, shall be available for issuance to the key employees of the Surviving Corporation after the Closing, as determined by the Surviving Corporation's President (or other officer or director designated by the Surviving Corporation and acceptable to USFloral) in accordance with USFloral's policies, and authorized and issued under the terms of USFloral's 1997 Long-Term Incentive Plan.

8.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF USFLORAL AND NEWCO

         The obligation of USFloral and Newco to effect the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions and deliveries:

         8.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Stockholders and the Company contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company and the Stockholders on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed on behalf of the Company and by each of the Stockholders shall have been delivered to USFloral.

         8.2  No Litigation.   No temporary restraining order, preliminary or
permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging USFloral's proposed acquisition of the Company, or limiting or restricting USFloral's conduct or operation of the business of the Company (in a manner adverse to the business of the Company) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened against USFloral, Newco or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Company.

         8.3 No Material Adverse Change. There shall have been no material adverse changes, with the exception of any changes affecting the industry generally, in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company, taken as a whole, since the Balance Sheet Date; and USFloral shall have received a certificate signed by each Stockholder dated the Closing Date to such effect.

         8.4 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party, relating to the consummation by the Company and the Stockholders of the transactions contemplated hereby, shall have been obtained and made. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

         8.5 Opinion of Counsel. USFloral shall have received an opinion from counsel to the Company and the Stockholders, dated the Closing Date, in substantially the form attached as Appendix B.

         8.6 Charter Documents. USFloral shall have received (a) a copy of the Articles of Incorporation of the Company certified by an appropriate authority in the state of its incorporation and (b) a copy of the Bylaws of the Company certified by the Secretary of the Company, and such documents shall be in form and substance reasonably acceptable to USFloral.

         8.7 Quarterly Financial Statements. USFloral shall have received from the Company completed quarterly financial statements through September 30, 1997, in a form reasonably satisfactory to USFloral, and the Merger shall have been approved by USFloral's lenders.

         8.8 Due Diligence Review. The Company shall have made such deliveries as are called for by this Agreement. USFloral shall be fully satisfied in its sole discretion with the results of its review of all of the Schedules, whether delivered before or after the execution hereof, and such deliveries, and its review of, and other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits and condition (financial or otherwise) of the Company.

         8.9 Delivery of Closing Financial Certificate. USFloral shall have received a certificate (the "Closing Financial Certificate"), dated as of the Closing Date, signed on behalf of the Company and by each of the Stockholders, setting forth:

              (a) the net worth of the Company as of the last day of its most recent fiscal year (the "Certified Year-End Net Worth");

              (b) the net worth of the Company as of the Closing Date (the "Certified Closing Net Worth");

              (c) the earnings of the Company before interest and taxes (after the addition of "add-backs" set forth on Schedule 5.9(b)(i)) for the most recent fiscal year preceding the Closing Date (the "Certified Year-End EBIT");

              (d) the earnings of the Company before interest and taxes for the eight month period ended on August 31, 1997 (the "Certified Closing EBIT"); and

              (e) a statement that all of the Company financial conditions set forth in Section 5.9 of the Agreement are satisfied as of the Closing Date.

The parties acknowledge and agree that for purposes of determining the Certified Closing Net Worth and the Certified Closing EBIT, the Company shall not take account of any increase in intangible assets (including without limitation goodwill, franchises and intellectual property) accounted for after December 31, 1997.

         8.10  [Intentionally Omitted];

         8.11 Employment Agreements. Paul Schwartz shall have entered into an employment agreement with the Company in substantially the form attached in Appendix C.

         8.12  [Intentionally Omitted];

         8.13 Stockholders' Release. The Stockholders shall each have delivered to USFloral an instrument in substantially the form attached in Appendix D dated the Closing Date releasing the Company from any and all claims of such Stockholder against the Company.

9.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND THE
         STOCKHOLDERS

         The obligation of the Stockholders and the Company to effect the Merger are subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions and deliveries:

         9.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of USFloral and Newco contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by USFloral and Newco on or before the Closing Date shall have been duly complied with, performed or satisfied; and certificates to the foregoing effects dated the Closing Date and signed by the President or any Vice President of USFloral and Newco shall have been delivered to the Company and the Stockholders.

         9.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging USFloral's proposed acquisition of the Company, or limiting or restricting USFloral's conduct or operation of the business of the Company (in a manner adverse to the business of the Company) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against USFloral, Newco or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the USFloral and its subsidiaries taken as a whole.

         9.3 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party relating to the consummation by USFloral and Newco of the transactions contemplated hereby, shall have been obtained and made. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

         9.4 Employment Agreement. The Company shall have afforded Paul Schwartz an opportunity to enter into an employment agreement with the Company in substantially the form attached in Appendix C.

         9.5 Charter Documents. The Company shall have received (a) a copy of the Certificate of Incorporation of USFloral and the Articles of Incorporation of Newco, both certified by an appropriate authority in the state of their incorporation, and (b) a copy of the Bylaws of USFloral and Newco certified by the secretary of the respective company, and such documents shall be in form and substance reasonably acceptable to the Company.

10.      INDEMNIFICATION

         10.1 General Indemnification by the Stockholders. Each Stockholder, jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless USFloral, Newco and the Surviving Corporation and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually, an "Indemnified Party" and collectively, "Indemnified Parties") from, against and in respect of:

               (a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                    (i) any breach of any representation or warranty of the Stockholders or the Company set forth in this Agreement or any Schedule or certificate, delivered by or on behalf of any Stockholder or the Company in connection herewith; or

                    (ii) any nonfulfillment of any covenant or agreement by the Stockholders or, prior to the Effective Time, the Company, under this Agreement; or

                    (iii) the business, operations or assets of the Company prior to the Closing Date or the actions or omissions of the Company's directors, officers, shareholders, employees or agents prior to the Closing Date, other than Damages arising from matters expressly disclosed in the Company Financial Statements, this Agreement or the Schedules to this Agreement; or

                    (iv) the matters disclosed on Schedules 5.23 (conformity with law; litigation), 5.24 (taxes) and 5.27 (environmental matters);

               (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 10.1;

               (c) amounts due and payable for anti-dumping duties for periods prior to March 1, 1997 in amounts in excess of the amount, if any, by which the Actual Company Net Worth exceeds $1,370,000; and

               (d) any and all Damages arising out of and related to the sale of Company Common Stock by Paul Schwartz to Seacross Trading, Inc.

         10.2  Limitation and Expiration.  Notwithstanding the above:

               (a)  there shall be no liability for indemnification under
Section 10.1 unless, and solely to the extent that, the aggregate amount of Damages (such aggregate amount shall not include any Damages resulting from a breach of the representations and warranties in Section 5.9) exceeds an amount equal to 2% of the Closing Date Consideration (the "Indemnification Threshold"); provided, however, that the Indemnification Threshold shall not apply to (i) adjustments to the Merger Consideration as set forth in Sections 2.2 and 3.1;
(ii) Damages arising out of any breaches of the covenants of the Stockholders set forth in this Agreement or representations and warranties made in Sections 5.1 (due organization) as to the Company's good standing as a foreign corporation in each jurisdiction in which it does business without giving effect to the limitations of such representation on Schedule 5.1, 5.4 (capital stock of the Company) without giving effect to the limitations of such representation on Schedule 5.4, 5.5 (transactions in capital stock), 5.7 (predecessor status) without giving effect to the limitations of such representations on Schedule 5.7, 5.9 (Company financial conditions), 5.15(c)(xvi) (real property) without giving effect to the limitations of such representations of Schedule 5.15(c)(xvi), 5.18 (material contracts and commitments), 5.23 (conformity with law; litigation) without giving effect to the limitations of such representation on Schedule 5.23(ix), 5.24 (taxes) without giving effect to the limitations of such representation on Schedule 5.24 or 5.27 (environmental matters), or (iii) Damages described in Section 10.1(a)(iv), 10.1(c) and 10.1(d);

               (b) the aggregate amount of the Stockholders' liability under this Article 10 shall not exceed the Merger Consideration; provided, however, that the Stockholders' liability for Damages arising out of any breaches of the representations made in Sections 5.24 (taxes) or 5.27 (environmental matters) or Damages described in Section 10.1(a)(ii) and Section 10.1(a)(iv) shall not be subject to such limitation;

               (c) the indemnification obligations under this Article 10, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i) or (ii) of this Section 10.2(c):

                    (i) (1) except as to representations, warranties, and covenants specified in clause (i)(2) of this Section 10.2(c), the first anniversary of the Closing Date, or

                         (2)   with respect to representations and warranties
contained in Sections 5.22 (employee benefit plans), 5.24 (taxes), 5.27 (environmental matters), and the indemnification set forth in Section 10.1(a)(ii), (iii) or (iv), on (A) the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (B) if there is no applicable statute of limitation, (x) ten (10) years after the Closing Date if the Claim is related to the cost of investigating, containing, removing, or remediating a release of Hazardous Material into the environment, or (y) five (5) years after the Closing Date for any other Claim covered by clause (i)(2)(B) of this Section 10.2(c); or

                    (ii) the final resolution of claims or demands pending as of the relevant dates described in clause (i) of this Section 10.2(c) (such claims referred to as "Pending Claims").

         10.3 Indemnification Procedures. All claims or demands for indemnification under this Article 10 ("Claims") shall be asserted and resolved as follows:

               (a) In the event that any Indemnified Party has a Claim against any party obligated to provide indemnification pursuant to Section 10.1 hereof (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Stockholders' Representative of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). If the Stockholders' Representative does not notify the Indemnified Party within thirty days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 10.3(a), the Indemnified Party shall respond in a written statement to the objection within thirty days and, for sixty days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

               (a) (i) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice to the Stockholders' Representative. The Stockholders' Representative shall have thirty days from the date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests.

                    (ii) In the event that Stockholders' Representative timely notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

                    (iii) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Stockholders' Representative, any Third Party Claim seeks material prospective relief which could have an adverse effect on any Indemnified Party or the Surviving Corporation or any subsidiary, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party.

               (c) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

               (d) Subject to the provisions of Section 10.2, the Indemnified Party's failure to give reasonably prompt notice as required by this Section
10.3 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

               (e) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article 10, provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

         10.4 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants made by the Company, the Stockholders, USFloral and Newco in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date. The representations of the Company and the Stockholders will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 10.2. The representations of USFloral and Newco will survive the Closing and will remain in effect until, and will expire upon the first anniversary of the Closing Date.

         10.5 Remedies Cumulative. The remedies set forth in this Article 10 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to statutory or common law.

         10.6 Right to Set Off. USFloral shall have the right, but not the obligation, to set off, in whole or in part, against the Pledged Assets, amounts finally determined under Section 10.3 to be owed to USFloral by the Stockholders under Section 10.1 hereof.

11.      NONCOMPETITION

         11.1 Prohibited Activities. The Stockholders agree that for a period of two years following the Merger Effective Date, they shall not:

               (a) except as otherwise provided in this Section 11, engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the Surviving Corporation or USFloral, including without limitation the importing, brokerage, manufacture, assembly, packaging, distribution, shipping or marketing of floral products (including, without limitation, hardgoods), or any business engaging in the consolidation of the floral industry within the United States of America (the "Territory");

               (b) call upon any person who is, at that time, within the Territory, an employee of USFloral or any subsidiary of USFloral in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of USFloral or such subsidiary;

               (c) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of USFloral or any subsidiaries of USFloral, the Company within the Territory for the purpose of soliciting or selling floral products within the Territory;

               (d) call upon any prospective acquisition candidate, on their own behalf or on behalf of any competitor, which candidate was either called upon by any of them or for which any of them made an acquisition analysis for themselves or USFloral or any subsidiaries of USFloral, the Company; or

               (e) disclose customers, whether in existence or proposed, of the Company to any person, firm, partnership, corporation or business (other than Multiflora, Kiara Investments Limited, Venosa Holdings, Inc. and/or Ultraflora Corporation Comercializadora Internacional Ltda. C.I.) for any reason or purpose whatsoever.

         Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Stockholders from (i) acquiring as an investment not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or in the over-the-counter market or (ii) engaging in any activity to which USFloral shall have provided its prior written consent. In addition, the foregoing covenants in this Section 11 shall not be deemed to prohibit any of the Stockholders, who, as of the date hereof, has an interest, as an owner, operator, creditor, employee or otherwise, in (i) a retail floral business independent (except as a customer) of the Company or (ii) in Flores Las Mercedes, S.A., Fantastic, Inc., Kiara Investments Limited, Venosa Holdings, Inc.,Ultraflora Corporation Comercializadora Internacional Ltda. C.I. and Multiflora, as presently conducted, from continuing to maintain such interest. However, the Stockholders may not maintain any interest in Flores Las Mercedes, S.A., Fantastic, Inc., Kiara Investments Limited, Venosa Holdings, Inc., Ultraflora Corporation Comercializadora Internacional Ltda. C.I. or Multiflora, if any such company is in direct competition with the Company in the importation of flowers into the United States for distribution to supermarkets, convenience stores and mass market retailers.

         11.2 Damages. Because of the difficulty of measuring economic losses to USFloral and the Surviving Corporation as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to USFloral and the Surviving Corporation for which they would have no other adequate remedy, the Stockholders agree that, in the event of a breach by them of the foregoing covenant, the covenant may be enforced by USFloral or the Surviving Corporation by, without limitation, injunctions and restraining orders.

         11.3 Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this Article 11 impose a reasonable restraint on the Stockholders in light of the activities and business of USFloral on the date of the execution of this Agreement and the current and future plans of USFloral and the Surviving Corporation (as successors to the businesses of the Company).

         11.4 Severability; Reformation. The covenants in this Article 11 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

         11.5 Independent Covenant. All of the covenants in this Article 11 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Stockholders against the Company, the Surviving Corporation or USFloral, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants. It is specifically agreed that the period of two years stated above, shall be computed by excluding from such computation any time during which any Stockholder is in violation of any provision of this
Article 11 and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action USFloral or the Surviving Corporation seeks to enforce the agreements and covenants of the Stockholders or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement; provided, however, that if any Stockholder is found not to be in violation of the agreements or covenants in any such activity the period during which the action was pending shall not be excluded from such computation.

         11.6 Materiality. The Company and each Stockholder hereby agree that the covenants set forth in this Article 11 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.


12.      NONDISCLOSURE OF CONFIDENTIAL INFORMATION

         12.1 Stockholders. The Stockholders recognize and acknowledge that they have in the past, currently have, and in the future may possibly have, access to certain confidential information of the Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company and the Company's business. The Stockholders agree that they will not disclose any confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of USFloral, unless the Stockholders can show that such information has become known to the public generally through no fault of the Stockholders. In the event of a breach or threatened breach by the Stockholders of the provisions of this Article 12, USFloral and the Surviving Corporation shall be entitled to an injunction restraining the Stockholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting USFloral and the Surviving Corporation from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         12.2 USFloral. USFloral recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date will have, access to certain confidential information of the Company, such as lists of customers, operational policies, pricing and cost policies that are valuable, special and unique assets of the Company and the Company's business. USFloral agrees that it will not disclose any confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Closing Date without prior written consent of the Stockholders. In the event of a breach or threatened breach by USFloral of the provisions of this Article 12, the Stockholders shall be entitled to an injunction restraining USFloral from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting the Stockholders from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         12.3 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, USFloral, the Surviving Corporation and the Stockholders agree that, in the event of a breach by any of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

13.      GENERAL

         13.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

               (a) by mutual consent of the boards of directors of USFloral and the Company; or

               (b) by the Stockholders and the Company as a group, on the one hand, or by USFloral, on the other hand, if the Closing shall not have occurred on or before January 16, 1998, provided that the right to terminate this Agreement under this Section 13.1(b) shall not be available to either party (with the Stockholders and the Company deemed to be a single party for this purpose) whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

               (c) by the Stockholders and the Company as a group, on the one hand, or by USFloral, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party (with the Stockholders and the Company deemed to be a single party for this purpose) of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

               (d) by the Stockholders and the Company as a group, on the one hand, or by USFloral, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity which would make the consummation of the Merger illegal.

         13.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 13.1, this Agreement shall forthwith become ineffective, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or shareholders. Notwithstanding the foregoing sentence, (i) the provisions of this Article 13 shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any breach of this Agreement prior to its termination; and (iii) in the event of termination of this Agreement pursuant to Section 13.1(c) above, then notwithstanding the provisions of Section 13.7 below, the breaching party (with the Stockholders and the Company deemed to be a single party for purposes of this Article 13), shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with applicable law.

         13.3 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of USFloral, and the heirs and legal representatives of the Stockholders.

         13.4 Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, shall be read in conjunction with this Agreement; provided, however, that the terms of this Agreement shall control in the event of any conflict between any past agreements between the parties and this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto, or in accordance with Section 11.4. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         13.5 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

         13.6 Brokers and Agents. USFloral and Newco (as a group) and the Company and each Stockholder (as a group) each represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such party.

         13.7 Expenses. USFloral has and will pay the fees, expenses and disbursements of USFloral and Newco and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Stockholders (and not the Company) have and will pay the fees, expenses and disbursements of the Stockholders, the Company, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement.

         13.8 Specific Performance; Remedies. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the noncompetition provisions set forth in Article 11 and the confidentiality obligations set forth in Article 12. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

         13.9 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

         If to USFloral, Newco or the Surviving Corporation to:

                  U.S.A. Floral Products, Inc.
                  1025 Thomas Jefferson Street, N.W.
                  Suite 600 West
                  Washington, D.C.  20007
                  Attn:  Robert J.  Poirier
                         Chairman, President and Chief Executive Officer
                  (Telefax:  202-333-0803)

                  with a required copy to:

                  Morgan, Lewis & Bockius LLP
                  David A. Gerson
                  One Oxford Centre
                  Pittsburgh, Pennsylvania  15219-6401
                  (Telefax:  412-560-3399)

         If to any Stockholder or the Stockholder Representative to:

                  Alvaro McAllister
                  1950 Northwest 89th Place
                  Miami, Florida  33172
                  (Telefax:  305-592-9658)

                  with a required copy to:

                  Steven H. Hagen
                  Holland & Knight LLP
                  701 Brickell Avenue
                  Miami, Florida  33131
                  (Telefax: (305) 789-7799)
or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

         13.10 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any of the conflicts of laws provisions thereof that would require the application of the substantive laws of any other jurisdiction.

         13.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 11.4.

         13.12 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder (other than the Stockholders), employee or partner of any party hereto or any other person or entity.

         13.13 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

         13.14 Accounting Terms. Except as otherwise expressly provided herein or in the Schedules, all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP consistently applied.


                          [Execution Page Following]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                         U.S.A. FLORAL PRODUCTS, INC.


                                         By: /s/  Robert J. Poirier
                                            ------------------------------------
                                             Robert J. Poirier
                                             Chairman, President and Chief
                                               Executive Officer


                                         UF ACQUISITION CORP.


                                         By: /s/  Robert J. Poirier
                                            ------------------------------------
                                             Robert J. Poirier
                                             President

                                         ULTRAFLORA CORPORATION


                                         By: /s/ Paul Schwartz
                                            ------------------------------------
                                             Paul Schwartz
                                             President


                                         STOCKHOLDERS:


                                           /s/  Fernando Fonseca
                                         ---------------------------------------
                                         Fernando Fonseca

                                           /s/  Alvaro McAllister
                                         ---------------------------------------
                                         Alvaro McAllister

                                         FLORES LAS MERCEDES, S.A.

                                         By: /s/ Fernando Fonseca
                                            ------------------------------------
                                            Fernando Fonseca
                                            President


                                         SEACROSS TRADING, INC.

                                         By: /s/ Alvaro McAllister
                                            ------------------------------------
                                            Alvaro McAllister
                                            President

                                  APPENDICES

Appendix A              [Articles of Incorporation of UF Acquisition Corp.]
Appendix B              [Employment Agreement]
Appendix C              [Form of Opinion]
Appendix D              [Form of Stockholder Release]


                                   EXHIBITS

EXHIBIT D               [Shareholder's Release]


                                   SCHEDULES

SCHEDULE 5.1            [Jurisdictions in which Company is Qualified to Do
                         Business]
SCHEDULE 5.4            [Issued and Outstanding Stock of each Company free of
                         Liens]
SCHEDULE 5.6(a)         [List of Subsidiaries]
SCHEDULE 5.6(b)         [List of Other Securities Owned]
SCHEDULE 5.6(c)         [List of Promissory Notes]
SCHEDULE 5.7            [List of Predecessor Companies]
SCHEDULE 5.9(b)         [Company Financial Conditions]
SCHEDULE 5.10           [Balance Sheets and Income Statements]
SCHEDULE 5.11(c)        [Description of all plans or projects involving opening
                         new operations]
SCHEDULE 5.11(d)        [List  of all Indebtedness]
SCHEDULE 5.12           [Accounts Receivable]
SCHEDULE 5.15(b)        [List of Real Property owned or leased]
SCHEDULE 5.15(c)        [List of Real Property with Liens]
SCHEDULE 5.15(c)(x)(vi) [Consents for Leases]
SCHEDULE 5.16(a)        [List of all Personal Property included on Interim
                         Balance Sheet]
SCHEDULE 5.17(a)        [Registered and Unregistered Marks]
SCHEDULE 5.17(b)(i)     [Patents]
SCHEDULE 5.17(b)(ii)    [Copyright Registrations]
SCHEDULE 5.17(c)        [Other Rights]
SCHEDULE 5.17(d)        [Compensation Obligations]
SCHEDULE 5.18(a)        [Contracts]
SCHEDULE 5.18(b)        [Third Party Consents]
SCHEDULE 5.18(c)        [Outstanding Balance on Loans and Credit Agreements]
SCHEDULE 5.18(d)        [Default Pledge, Hypothecation or Mortgage]
SCHEDULE 5.19           [Government Contracts]
SCHEDULE 5.20           [Insurance Policies]
SCHEDULE 5.22           [List of Employee Benefit Plans]
SCHEDULE 5.23(a)        [Material Adverse Effect]

SCHEDULE 5.23(c)        [Litigation]
SCHEDULE 5.25           [Absence of Changes]
SCHEDULE 5.26           [Deposit Accounts; Powers of Attorney]
SCHEDULE 5.27(a)        [Hazardous Material]
SCHEDULE 5.27(d)        [Environmental Permits]
SCHEDULE 5.32           [Location of Chief Executive Offices]
SCHEDULE 5.33           [Location of Equipment and Inventory]

The registrant agrees to furnish a copy of each omitted appendix, schedule, exhibit or annex to this Exhibit 2.13 to the Commission supplementally upon request therefor.